Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Valero Energy Corporation Benefit Plans Administrative Committee:
We consent to the incorporation by reference in the Registration Statement (File No. 333-81858) on Form S-8 of Valero Energy Corporation of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of Valero Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of Valero Savings Plan.
/s/ KPMG LLP
San Antonio, Texas
June 28, 2007